Investors contact:
Susan Mesco
Cytogen Corporation
(609) 750-8213

Cytogen Reports Third Quarter 2007 Financial Results

PRINCETON, N.J., November 5, 2007 -- Cytogen Corporation (NASDAQ: CYTO) today reported its financial results for the third quarter of 2007.

Revenues for the third quarter of 2007 increased to $5.1 million compared to $4.2 million for the same period in 2006 due to an increase in QUADRAMET® (samarium Sm-153 lexidronam injection) sales and the recognition of CAPHOSOL® (supersaturated calcium phosphate rinse) sales.  Cytogen introduced CAPHOSOL to the U.S. oncology market in March 2007.  CAPHOSOL is a treatment for both oral mucositis and dry mouth, two significant complications of a number of common cancer therapies.

The Company reported a net loss of $5.1 million, or $0.15 per diluted share for the third quarter of 2007, compared to a net loss of $5.7 million, or $0.26 per diluted share, for the same period in 2006.  Cytogen’s financial results for the third quarter of 2007 include a non-cash unrealized gain of $5.5 million associated with a decline in the value of the Company’s warrant liabilities, as well as a non-cash impairment charge for approximately $1.8 million associated with assets related to its product, SOLTAMOX™ (tamoxifen citrate).

“Over recent months, Cytogen has continued implementing a number of initiatives to realign our resources and better capitalize on CAPHOSOL’s growth potential,” said Michael D. Becker, president and chief executive officer of Cytogen. “Oral mucositis is a common and debilitating side effect of a number of cancer therapies and remains an area of serious unmet medical need.  We continue to take actions to build marketplace awareness for both oral mucositis and CAPHOSOL due to the significant growth potential we believe this product represents to Cytogen.  While we remain confident that the commercial strategies we are advancing will drive enhanced shareholder value over time, we are identifying other strategic alternatives in parallel to create the most attractive scenario for our shareholders as announced earlier today.”

Product Revenues

Cytogen’s specialized sales force currently markets two therapeutic products (CAPHOSOL and QUADRAMET) and one diagnostic product (PROSTASCINT) to the U.S. oncology market.  CAPHOSOL is an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device.  QUADRAMET is a skeletal targeting radiopharmaceutical for the treatment of pain arising from cancer that has spread to the bone.  PROSTASCINT is the first and only commercial monoclonal antibody-based agent that targets prostate-specific membrane antigen (PSMA) to image the extent and spread of prostate cancer.

Sales of QUADRAMET increased to $2.5 million for the third quarter of 2007 versus $2.0 million for the third quarter of 2006.

Sales of PROSTASCINT remained consistent at $2.2 million for the third quarter of 2007 and the third quarter of 2006.

Sales of CAPHOSOL were $409,000 for the third quarter of 2007.  There were no CAPHOSOL revenues for the comparable period in 2006.  Cytogen introduced CAPHOSOL to the U.S. oncology market during the first quarter of 2007 and began recognizing product revenues during the second quarter of 2007.  The Company reported $234,000 in CAPHOSOL revenue for sales from launch through the second quarter of 2007.

“I am very encouraged at the progress we are making in the commercialization of our product portfolio,” said Stephen A. Ross, senior vice president of sales and marketing for Cytogen.  “We have successfully refocused our selling effort on CAPHOSOL and we are now seeing increases in both call activity and, more importantly, prescription growth.  We have seen a definite acceleration in our total prescription rates during the third quarter and the number of doctors prescribing CAPHOSOL for the first time is increasing every month.  We are optimistic that we will see further acceleration in prescription growth as the measures we have implemented in the third quarter take hold and begin to pay dividends.  Further, while CAPHOSOL sales are accelerating as a result of greater sales force focus, sales of QUADRAMET and PROSTASCINT remain stable.”

Impairment of Intangible Asset

Cytogen assesses the carrying value of its intangible assets when circumstances indicate that the carrying amount of the underlying asset may not be recoverable.  Due to continued limited end-user demand, uncertainty regarding future market penetration, competition, the allocation of sales and marketing resources to other products, and inventory dating issues, Cytogen assessed the recoverability of the carrying amount of its SOLTAMOX license fee and determined an impairment existed.  Accordingly, during the third quarter of 2007, Cytogen recorded a non-cash impairment charge of approximately $1.8 million to write-down this asset.  SOLTAMOX is a liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings.

General and administrative expenses

General and administrative expenses at approximately $2.7 million for the third quarter of 2007 were consistent with the third quarter of 2006.

Selling and marketing expenses

Selling and marketing expenses for the third quarter of 2007 increased to $6.9 million as compared to $4.0 million for the third quarter of 2006.  The increase in selling and marketing expenses was primarily driven by costs associated with the introduction of CAPHOSOL.

Research and development expenses

Cytogen’s research and development expenses for the third quarter of 2007 were $1.5 million versus $1.0 million for the same period in 2006. The increase in research and development expenses was primarily due to increased development expenditures for QUADRAMET and employment costs.  Cytogen’s current research and development priorities include generating additional clinical data to support the expanded use of CAPHOSOL to treat oral mucositis and xerostomia.  Other initiatives include the publication and presentation of ongoing and completed studies involving its radiopharmaceutical products to maximize the commercial impact of these studies.

2007 Financial guidance update

Cytogen now expects research and development expenses for the full year of 2007 to be in the range of $6.0 million to $7.0 million versus its previous guidance of $7.0 million to $8.0 million due to the Company’s continued strategic realignment of research and development priorities.

Cash and cash equivalents

As of September 30, 2007, Cytogen's cash and cash equivalents were $17.0 million compared to $32.5 million as of December 31, 2006.  The Company expects its existing capital resources to be adequate to fund operations and commitments into 2008, with the need to raise additional capital by the end of the first quarter of 2008.

Strategic Alternatives

Earlier today, Cytogen announced its engagement of ThinkEquity Partners LLC to assist the Company in identifying and evaluating strategic alternatives intended to enhance Cytogen’s future growth potential and maximize shareholder value. No assurances can be given that this process will lead to any specific action or transaction.  Cytogen does not intend to make future comments about the status of its evaluation of strategic alternatives unless there are material developments.

Conference call and webcast information

Cytogen will broadcast its quarterly investor conference call live over the Internet today, November 5, 2007, beginning at approximately 9:15 am eastern time (ET).  The webcast is accessible through the “Investor Relations” section of Cytogen’s website at http://www.cytogen.com or through the following link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=97538&eventID=1678561.

Interested parties may also listen to Cytogen’s third quarter conference call by using the following information:

Domestic Dial-In:                                           866-362-4829
International Dial-In:                                     617-597-5346
Access Code:                                             31228306

A replay of the third quarter conference call will be available approximately one hour after the call and for seven days thereafter.  The replay can be accessed using the following information:

Domestic Dial-In:                                           888-286-8010
International Dial-In:                                     617-801-6888
Access Code:                                                 40708743

About Cytogen

Cytogen is a specialty pharmaceutical company dedicated to advancing the treatment and care of patients by building, developing, and commercializing a portfolio of oncology products. The Company's specialized sales force currently markets two therapeutic products and one diagnostic product to the U.S. oncology market. CAPHOSOL® is an advanced electrolyte solution for the treatment of oral mucositis and dry mouth that is approved in the U.S. as a prescription medical device. QUADRAMET® (samarium Sm-153 lexidronam injection) is approved for the treatment of pain in patients whose cancer has spread to the bone. PROSTASCINT® (capromab pendetide) is a PSMA-targeting monoclonal antibody-based agent to image the extent and spread of prostate cancer.  Cytogen also currently has U.S. commercial rights to SOLTAMOX™ (tamoxifen citrate), a liquid hormonal therapy approved in the U.S. for the treatment of breast cancer in adjuvant and metastatic settings.  Cytogen's product-focused strategy centers on attaining sustainable growth through clinical, commercial, and strategic initiatives.

A copy of the full prescribing information for CAPHOSOL, QUADRAMET, PROSTASCINT and SOLTAMOX, including Boxed Warnings, warnings, precautions, adverse events and other safety information may be obtained in the U.S. from Cytogen Corporation by calling toll-free 800-833-3533 or by visiting the web site at http://www.cytogen.com.  Cytogen’s website is not part of this press release.

This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of not raising additional capital by the end of the first quarter of 2008, which may lead to reduced capital expenditures, scaled back sales and marketing or research and development plans, workforce reductions or the out-licensing or sale of certain proprietary assets; the risk of successfully identifying, evaluating, and executing strategic transactions or actions to enhance Cytogen’s future growth potential and maximize shareholder value; the risk of launching a new product; the risk of successfully marketing its products; the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products, such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC.  All information in this press release, including the forward-looking statements contained herein, is made only as of the date of this press release.

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(Financial schedules to follow)

Cytogen Corporation and Subsidiaries
(All amounts in thousands except per share data)
(Unaudited)

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	9/30/07	9/30/06	9/30/07	9/30/06

Revenues:
Product revenue	$5,120	$4,169	$15,078	$12,777
Contract revenue	2	3	6	9
Total revenues	5,122	4,172	15,084	12,786

Operating expenses:
Cost of product revenue	3,174	2,631	9,233	7,545
Impairment of intangible asset	1,767	--	1,767	--
General and administrative	2,736	2,701	7,540	7,956
Selling and marketing	6,894	4,036	24,681	12,012
Research and development	1,466	1,040	4,694	5,581
Equity in loss of joint venture	--	--	--	120
Total operating expenses	16,037	10,408	47,915	33,214

Interest income, net	260	376	888	1,053
Litigation settlement, net	--	--	3,946	--
Gain on sale of equity interest in joint venture	--	--	--	12,873
Decrease in value of warrant liabilities *	5,536	122	7,651	304
Net loss	$(5,119)	$(5,738)	$(20,346)	$(6,198)

Basic and diluted net loss per share	$(0.15)	$(0.26)	$(0.65)	$(0.28)

Weighted average common shares outstanding	35,099	22,494	31,483	22,481

 * Reflects a mark-to-market change in the value of outstanding warrants issued in 2007, 2006 and 2005.

Cytogen Corporation and Subsidiaries
(All amounts in thousands)
(Unaudited)

Condensed Consolidated Balance Sheets

	9/30/07	12/31/06

Assets:
Cash and cash equivalents	$16,965	$32,507
Accounts receivable, net	2,235	2,113
Inventories	5,632	2,538
Property and equipment, net	1,033	691
Product license fees, net	8,916	11,612
Other assets	3,329	4,892
Total assets	$38,110	$54,353

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$10,836	$10,104
Other current liabilities	84	64
Warrant liabilities	2,219	6,464
Other long-term liabilities	66	59
Stockholders’ equity	24,905	37,662
Total liabilities and stockholders’ equity	$38,110	$54,353